Exhibit 99.1

T STAMP INC

(‘Trust Stamp’ or ‘The Company’)

Trust Stamp reports financial results and provides business update for the second quarter and first half of 2022

August 22, 2022: Trust Stamp (Nasdaq: IDAI, Euronext Growth: AIID ID), a global provider of AI-powered trust and identity services used globally across multiple sectors, provides a business update and commentary on reported financial results for the interim results for the six months ended June 30, 2022 (“H1 2022”).

Gareth Genner, Chief Executive Officer, comments: “We achieved a 182% year-over-year increase in revenue and a 284% increase in gross profit during the first half of 2022, reflecting the strength of our technology offerings and the continued efficient execution of our business plan.”

“Our decision to invest in developing cutting-edge, cost-effective, humane, and privacy-first technologies for the Alternatives to Detention (“ATD”) and similar programs has been validated by the House Appropriations Subcommittee on Homeland Security recommending a substantial increase (to $569.3m) in the funding allocated to the Alternatives to Detention program for the 2023 fiscal year, with a goal of more than doubling the current number of participants. Although our initial pilot with Immigration and Customs Enforcement has concluded, we are pursuing multiple opportunities in the ATD and broader Criminal Justice Space, including a partnership to offer additional value-added services that will further distinguish our offerings, as well as increasing the revenue potential from each engagement.”

“In parallel, we continue to advance our long-term work with a premier S&P 500 bank, as well as our collaboration with Fidelity Information Services, LLC (“FIS”) to implement our proprietary tokenization in FIS’ new global identity authentication system. Two pilots are scheduled with banks, and we anticipate commencing pilots with additional banks later this year. These pilots all utilize our next-generation identity package, offering rapid deployment across devices and platforms with custom workflows for a consistent user experience.”

“Overall, apart from government and banking use-cases, our technology platform has broad applications with significant market opportunities across multiple sectors, including travel, healthcare, Metaverse and cryptographic key and account credential safekeeping, and more. Building on our success, we recently announced key partnerships with IdRamp, to leverage our technologies for transformative biometric multi-factor authentication applications, as well as letus (formerly RentMoola), to deliver world-class security in the rental space.”

“We are also proud to continue working with Mastercard International to leverage our patented IT2 tokenized identity technology for Humanitarian & Development purposes as a core element of its Community Pass and Inclusive Identity offerings. This offering is designed to not only provide financial inclusion services for individuals and businesses, but also broader access to basic necessities, including food, water healthcare and more. We are further encouraged by the recent announcement that a Wellness Pass pilot program utilizing our technology is launching in Ethiopia, a market with over one hundred and fifteen million potential users. Moreover, there are nearly two billion people in the world without the ability to assert an identity for digital transactions and we believe this represents not only a tremendous business opportunity but also an important contribution to global societal inclusion.”

“At the same time as developing our user base, we continue to invest in research and development to further expand our portfolio of transformative identity solutions, not only covering identity tokenization but also presentation attack detection, metaverse identity systems, NFTs, and trust scores. Towards this end, we recently received a Notice of Allowance by the United States Patent Office for our twelfth patent, and we have an additional twenty-one patent applications pending. Trust Stamp’s technology uniquely addresses the market need for an unparalleled level of identity data protection at a fraction of the cost, while improving the efficiency and expanding the utility of legacy identity systems.”

“Our investments in scalable infrastructure position us to achieve growth and deliver meaningful value for our shareholders. We remain committed to our mission of delivering equitable, privacy-preserving identity solutions that empower access and protect data for individuals and organizations around the world. We remain highly encouraged by the outlook for the business and look forward to providing further updates in the weeks and months ahead.”

Financial Performance Overview

Revenue

Net revenue increased by $2.28 million or 182.0%, to $3.53 million for H1 2022, compared to $1.25 million for H1 2021. This increase was primarily due to revenue contracts executed by new and existing customers, while net revenue was $0.71 million in Q2 2022 compared to $0.72 million in Q2 2021 reflecting the timing of orders and the pause in performance (and hence billing) in respect of a government.

Gross Profit

Gross profit increased by $1.84 million or 284.0% for the first half of 2022 compared to the same period last year, and gross profit margin improved to 70.5% for the half-year 2022, compared to 51.7% for H1 2021. The improvement was due in part to the Company’s prior investment in research and development, which enabled the utilization of existing technologies with relatively nominal implementation costs for new deployments. Gross profit was $360 thousand, or 50.8% of revenue in Q2 2022, compared to $373 thousand, or 51.8% of revenue for Q2 2022. It is important to note that the cost of goods sold in Q2 included labor costs related to retaining the staff needed to service the government contract without receiving offsetting revenue.

Research and Development

Research and development (R&D) costs for Q2 2022 were $574 thousand for Q2 2022, compared to $317 thousand for Q2 2021. R&D costs were $1.0 million for H1 2022, compared to $484 thousand for H1 2021 reflecting the increase in R&D personnel to support an accelerated product roadmap. R&D costs are not expected to continue growing at their prior pace and the Company anticipates reporting lowered expenditure on R&D by Q4 of 2022 as a result of increased operational efficiencies.

Selling, General, and Administrative Expenses

Selling, general, and administrative (SG&A) expense was $2.53 million for Q2 2022, compared to $1.95 million for Q2 2021. SG&A expense was $5.70 million for H1 2022, compared to $3.87 million for H1 2021. The increase in SG&A expense during the three and six months ended June 30, 2022, was primarily driven by investment in personnel to support growth initiatives. SG&A for the H1 2022 also included legal and professional services fees, as well as other one-off fees and costs related to the listing of the Company’s common stock on the Nasdaq Capital Market in the first quarter of 2022. The company anticipates reporting reduced SG&A costs in Q4 as a result of increased operational efficiencies.

Operating Loss

Operating loss was $2.94 million for Q2 2022, compared to $2.05 million for H1 2021. Operating loss was $4.58 million for H1 2022, compared to $3.98 million for H1 2021. The primary reason for the increase in operating loss was an increase in SG&A (including carrying the labor costs required to support the government contract while performance was paused), and the increase in R&D expenses.

Net Loss

Net loss was $2.92 million or $0.13 per basic and diluted share for Q2 2022, compared to $1.97 or $0.10 per basic and diluted share for Q2 2021. Net loss was $4.61 million or $0.20 per basic and diluted share for H1 2022, compared to $4.00 million or $0.22 per basic and diluted share for H1 2021.

Liquidity and Capital Resources

As of June 30, 2022, and December 31, 2021, the Company had approximately $2.83 million and $3.48 million of cash, respectively. Total working capital as of June 30, 2022, was $2.94 million, compared to $3.36 million as of December 31, 2021. As of June 30, 2022, and December 31, 2021, the Company had no long-term debt. Total stockholders’ equity was $4.95 million as of June 30, 2022, compared to $5.03 million as of December 31, 2021.

A copy of the Company’s quarterly report on Form 10-Q for the second quarter ended June 30, 2022 has been filed with the Securities and Exchange Commission and posted on the Company’s website at https://investors.truststamp.ai/sec-filings/.

About Trust Stamp

Trust Stamp, is a global provider of AI-powered identity services for use in multiple sectors including banking and finance, regulatory compliance, government, real estate, communications, and humanitarian services. Its technology empowers organizations with advanced biometric identity solutions that reduce fraud, protect personal data privacy, increase operational efficiency, and reach a broader base of users worldwide through its unique data transformation and comparison capabilities.

Located in nine countries across North America, Europe, Asia, and Africa, Trust Stamp trades on the Nasdaq Capital Market (Nasdaq: IDAI) and Euronext Growth in Dublin (Euronext Growth: AIID ID). The company was founded in 2016 by Gareth Genner and Andrew Gowasack.

Safe Harbor Statement: Caution Concerning Forward-Looking Remarks

All statements in this release that are not based on historical fact are “forward-looking statements” including within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The information in this announcement may contain forward-looking statements and information related to, among other things, the company, its business plan and strategy, and its industry. These statements reflect management’s current views with respect to future events-based information currently available and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Trust Stamp	Email: Shareholders@truststamp.ai

Gareth Genner, Chief Executive Officer

Davy (Euronext Growth Advisor)	Tel: +353 1 679 6363

Barry Murphy

Investor Relations	Tel: +1 212-671-1021

Crescendo Communications	Email: idai@crescendo-ir.com